Exhibit 4.11

Form of Debenture

Unless permitted under securities legislation, the holder of this security must not trade the security before <Insert date that is four (4) months and one (1) day after the Issuance Date>.

GOLD ROYALTY CORP.

(A corporation governed by the federal laws of Canada)

10.0% 2023 UNSECURED CONVERTIBLE DEBENTURES

Certificate No. ______

Principal Amount: $ __________

GOLD ROYALTY CORP. (the “Corporation”) for value received hereby acknowledges itself indebted and, subject to the provisions of the debenture indenture dated December 15, 2023 (together with all amendments, supplements, restatements and replacements thereof, the “Indenture”) between the Corporation and Odyssey Trust Company (the “Trustee”), promises to pay to [Name of registered holder to be inserted here] , the registered holder hereof on December 15, 2028 (the “Maturity Date”), or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture the principal sum set out above in lawful money of the United States of America on presentation and surrender of this Debenture at the principal office of the Trustee in Vancouver, British Columbia, in accordance with the terms of the Indenture and, subject as hereinafter provided, to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date to which interest shall have been paid or made available for payment hereon, whichever is later, to but excluding the next Interest Payment Date at the rate of 10.0% per annum, in like money, payable in (quarterly instalments in arrears on August 31, November 30, February 28 and May 31 in each year, the first such interest payment to fall due on February 28, 2024 on a pro rata basis in respect of the applicable portion of such quarter, and the last such interest payment to fall due on the Maturity Date, payable after as well as before maturity and after as well as before default, demand and judgment, with interest on amounts in default at the same rate, compounded monthly and calculated daily based on a 360-day year consisting of twelve 30-day months.

The Corporation shall satisfy its Interest Obligation on each Interest Payment Date (including, for greater certainty, following conversion or redemption or on the Maturity Date) by delivering: (i) cash for that portion of the Interest Obligation equal to 7% per annum, calculated on the outstanding principal amount of the Debentures; and (ii) subject to applicable regulatory approval (including the approval of such stock exchange(s) on which the Shares are listed, if applicable), Freely Tradeable Shares for the balance of the Interest Obligation equal to 3% per annum, calculated on the outstanding principal amount of the Debentures. Notwithstanding anything in this paragraph to the contrary, (A) the Corporation shall be entitled to satisfy that portion of any Interest Obligation that is payable in Freely Tradeable Shares and that would otherwise have been due and payable on an Interest Payment Date during the Registration Period by delivery of such Freely Tradeable Shares to the Debentureholder on the first Business Day following the expiry of the Registration Period (and, for purposes of this Agreement, such date shall be deemed to be an Interest Payment Date solely with respect to the satisfaction of such Interest Obligation otherwise arising during the Registration Period by the delivery of such Freely Tradeable Shares) ); provided that, for certainty, that portion of any Interest Obligation arising during the Registration Period that is payable in cash shall be paid on the applicable Interest Payment Date during the Registration Period, (B) if, at any time after the expiry of the Registration Period, the Corporation is unable to issue Freely Tradeable Shares to satisfy that portion of any Interest Obligation that would otherwise be payable in Freely Tradeable Shares on any particular Interest Payment Date, such Interest Obligation shall be paid in cash on such Interest Payment Date, and (C) all interest on overdue amounts owing hereunder shall be paid in cash. The number of Freely Tradeable Shares issued to satisfy any Interest Obligation (including any Interest Obligation arising during the Registration Period) shall be calculated using a price per Share equal to the Current Market Price of such Shares determined as of the applicable Interest Payment Date. If the Current Market Price applicable on any particular Interest Payment Date is lower than the price required by the policies or rules of any applicable exchange or market as of the applicable date of determination, the number of Freely Tradeable Shares to be issued in satisfaction of the Corporation’s Interest Obligation on such Interest Payment Date shall be determined using the lowest price permitted by such exchange or market at such time of determination. If on the applicable Interest Payment Date, (i) the Corporation is not a reporting issuer (or its equivalent) in good standing under Applicable Securities Legislation where the distribution of such Freely Tradeable Shares would occur, (ii) the Shares are not listed on the NYSE-A, or (iii) applicable regulatory approvals (including the approval of such stock exchange(s) on which the Shares are listed, if applicable) required to issue Shares in satisfaction of part of the Corporation’s Interest Obligation or to have such Shares listed on the stock exchange(s) on which the Shares are then listed have not been obtained, the Corporation shall satisfy its entire Interest Obligation on such Interest Payment Date in cash. All interest paid in cash shall be payable by wire transfer of immediately available funds, or such other means as may be agreed to by the Trustee, to the registered holder hereof, subject to the provisions of the Indenture. If part of the Corporation’s Interest Obligation payable on an Interest Payment Date will be satisfied in Freely Tradeable Shares, the Corporation shall deliver or cause to be delivered such Freely Tradeable Shares to the Debentureholders accordingly. If the Corporation shall make payment of the Interest Obligation directly to the Debentureholder, the Corporation shall within one day of such Interest Payment Date, provide confirmation as required above by Officer’s Certificate and also confirm the payments made, including details of such payments to the Debentureholders and to the Trustee. The Corporation will at all times reserve and keep available out of its authorized Shares, the maximum aggregate number of Freely Tradeable Shares potentially issuable for the purpose of payment of all Interest Obligations due hereunder on all Interest Payment Dates. If the Corporation does not, or cannot, deliver Freely Tradeable Shares in accordance with this paragraph 2.3(c) to satisfy any applicable Interest Obligation when due hereunder, such entire Interest Obligation shall be satisfied in cash on the applicable Interest Payment Date.

This Debenture is one of the Debentures of the Corporation issued or issuable under the provisions of the Indenture. The authorized principal amount of the Debentures is limited to an aggregate principal amount of $40,000,000 in lawful money of the United States of America. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Debentures are to be issued and held and the rights and remedies of the holders of the Debentures and of the Corporation and of the Trustee, all to the same effect as if the provisions of the Indenture were herein set forth to all of which provisions the holder of this Debenture by acceptance hereof assents.

The Debentures are issuable only in denominations of $1,000 and integral multiples thereof. Upon compliance with the provisions of the Indenture, this Debenture may be exchanged for an equal aggregate principal amount of Debentures in any other authorized denomination or denominations.

The Corporation will pay to the Debentureholder such Additional Amounts as may become payable under Section 2.11 of the Indenture.

Subject to any applicable regulatory approval (including the approval of such stock exchange(s) on which the Shares are listed, if applicable), the whole, or if this Debenture is in a denomination in excess of $1,000 any part of which is $1,000 or an integral multiple thereof, of the principal of this Debenture is convertible, at the option of the holder hereof, upon surrender of this Debenture at the principal office of the Trustee in the City of Vancouver, British Columbia, at any time prior to 5:00 p.m. (Vancouver time) on the earlier of the Business Day preceding the Maturity Date and the Business Day immediately preceding the date specified by the Corporation for redemption or conversion of this Debenture, into Freely Tradeable Shares (subject to Article 5 of the Indenture) (without adjustment to the Conversion Price for distributions on Shares issuable on conversion or for interest accrued on the Debentures surrendered for conversion) at a conversion price of $1.90 per Share, being a rate of 1,880 Shares for each $1,000 principal amount of Debentures (the “Conversion Price”), all subject to the terms and conditions and in the manner set forth in the Indenture. The Indenture makes provision for the adjustment of the Conversion Price in the events therein specified. No fractional Shares will be issued on any conversion but in lieu thereof, the Corporation will satisfy such fractional interest by a cash payment equal to the Current Market Price of such fractional interest or determined in accordance with the Indenture.

The Debentures shall be redeemable by the Corporation in accordance with the terms of Article 4 of the Indenture, provided that the Debentures will not be redeemable prior to December 15, 2026, except in the event of the satisfaction of certain conditions after a Change of Control or upon request of the Debentureholders pursuant to Section 2.3(m) of the Indenture. From December 15, 2026 and prior to December 29, 2026, the Debentures shall be redeemable, in whole at any time, or in part from time to time, at the option of the Corporation on notice as provided for in the Indenture at a redemption price equal to the principal amount thereof plus accrued and unpaid interest up to the Redemption Date. If the Corporation exercises its redemption right pursuant to Section 2.3(k) of the Indenture, the holder shall be entitled to exercise its conversion right under Section 2.3(e) of the Indenture during a specified 14 day period.

Upon the occurrence of a Change of Control, the Corporation has the right (but not the obligation) to redeem, on the terms and conditions set out in the Indenture, all (and not less than all) of this Debenture in accordance with the requirements of Applicable Securities Legislation in cash at a price equal to (A) if the Change of Control occurred on or prior to December 15, 2026, 130% of the principal amount thereof and (B) if the Change of Control occurred after December 15, 2026, 115% of the principal amount thereof, plus, in each case, accrued and unpaid interest, if any, on the Debenture up to, but excluding, the Change of Control Redemption Date.

Provided that the Corporation has not exercised the Change of Control Redemption Right, upon completion of a Change of Control pursuant to paragraphs (i) or (ii) of such definition, but without any requirement that such Change of Control pursuant to paragraphs (i) or (ii) of such definition occur contemporaneously, the Corporation is required to make an offer to purchase, on the terms and conditions set out in the Indenture, all or any part of this Debenture in accordance with the requirements of Applicable Securities Legislation in cash at a price equal to (A) if the Change of Control occurred on or prior to December 15, 2026, 130% of the principal amount thereof and (B) if the Change of Control occurred after December 15, 2026, 115% of the principal amount thereof, plus, in each case, accrued and unpaid interest, if any, on this Debenture up to, but excluding, the CC Redemption Date, provided that the Corporation has decided to not exercise the Change of Control Redemption Right.

From and after the announcement by the Corporation of a Change of Control that is recommended by the Board of Directors of the Corporation, and subject to the terms on conditions set out in the Indenture, the Corporation shall have a right to require the holder of this Debenture to convert the whole or any part of this Debenture into Shares at the Conversion Price.

Subject to the restrictions on transfer set forth in the Indenture, if an Offer for all of the outstanding Debentures is made and, subject to the terms and conditions set out in the Indenture, the Offer is accepted by holders of Debentures representing at least 90% of the outstanding principal amount of the Debentures (other than Debentures held by or on behalf of the Offeror or an Affiliate or Associate of the Offeror), and the Offeror is bound to take up and pay for, or has taken up and paid for the Debentures of the Debentureholders who accepted the Offer, the Offeror will be entitled to acquire, for the same consideration per Debenture payable under the Offer, the Debentures held by Debentureholders who did not accept the Offer.

The indebtedness evidenced by this Debenture is a direct unsecured obligation of the Corporation, and will rank equally with all other Debentures and with all other unsecured and unsubordinated indebtedness of the Corporation except as prescribed by law. Except as specifically provided in Section 2.3(p) of the Indenture, the Indenture does not limit the Corporation from incurring additional indebtedness that ranks senior to the Debentures, or from mortgaging, pledging or charging the Corporation’s properties to secure any indebtedness.

The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect and at the times provided in the Indenture.

The Indenture contains provisions making binding upon all Debentureholders outstanding thereunder resolutions passed at meetings of such holders held in accordance with such provisions and instruments signed by the holders of a specified majority of Debentures outstanding, which resolutions or instruments may have the effect of amending the terms of this Debenture or the Indenture. Further, in certain cases, the holders of not less than a majority in principal amount of Debentures then outstanding may, on behalf of all Debentureholders, waive an Event of Default and/or cancel a declaration of acceleration upon such terms and conditions as such holders shall prescribe.

This Debenture may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee in Vancouver, British Columbia and in such other place or places and/or by such other registrars (if any) as the Corporation with the approval of the Trustee may designate. No transfer of this Debenture shall be valid unless made on the register by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe and upon surrender of this Debenture for cancellation. Thereupon a new Debenture or Debentures in the same aggregate principal amount shall be issued to the transferee in exchange hereof.

This Debenture shall not become obligatory for any purpose until it shall have been certified by the Trustee under the Indenture.

The Indenture and this Debenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Capitalized words or expressions used in this Debenture shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture. In the event that the terms and conditions stated in this Debenture conflict, or are inconsistent with, the terms and conditions of the Indenture, the Indenture shall prevail and take priority.

IN WITNESS WHEREOF GOLD ROYALTY CORP. has caused this Debenture to be signed by its authorized signatory as of the day of , 202____.

GOLD ROYALTY CORP.

By:
Authorized Signatory

DEBENTURE TRUSTEE’S CERTIFICATE This Debenture is one of the 10.0% 2010 Unsecured Convertible Debentures referred to in the Indenture within mentioned. Dated: ___________________ ODYSSEY TRUST COMPANY
BBy:
(Authorized Officer)

ASSIGNMENT – SCHEDULE I

FOR VALUE RECEIVED, the undersigned registered holder of this Debenture hereby sells, assigns and transfers unto _____________________________________, whose address and social insurance number, if applicable, are set forth below, this 10.0% 2023 Unsecured Convertible Debenture bearing Certificate No. _____ (the “Debenture”) (or $________________ principal amount hereof*) of GOLD ROYALTY CORP. (the “Corporation”) standing in the name(s) of the undersigned in the register maintained by the Corporation with respect to such Debenture and does hereby irrevocably authorize and direct __________________________ to transfer such Debenture in such register, with full power of substitution in the premises.

☐ If transfer is to any entity that is not an affiliate of the holder hereof, check this box. Corporation written consent shall be required pursuant to Section 3.1 of the Indenture.

Date: _________________________________________

Address of Transferee: ___________________________

____________________________________________

(Street Address, City, Province and Postal Code)

Social Insurance Number of Transferee, if applicable: ____

*If less than the full principal amount of the within Debenture is to be transferred, indicate in the space provided the principal amount (which must be $1,000 or an integral multiple thereof, unless you hold a Debenture in a non-integral multiple of $1,000, in which case such Debenture is transferable only in its entirety) to be transferred.

1.    The signature(s) of the transferor(s) must correspond with the name(s) as written upon the face of this certificate(s), in every particular, without alteration or enlargement, or any change whatsoever. The signature(s) on this form must be guaranteed by an authorized officer of Royal Bank of Canada, Scotia Bank or TD Canada Trust whose sample signature(s) are on file with the transfer agent, or by a member of an acceptable Medallion Signature Guarantee Program (STAMP, SEMP, NYSE, MSP). Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”, “MEDALLION GUARANTEED” OR “SIGNATURE & AUTHORITY TO SIGN GUARANTEE”, all in accordance with the transfer agent’s then current guidelines and requirements at the time of transfer. For corporate holders, corporate signing resolutions, including certificate of incumbency, will also be required to accompany the transfer unless there is a “SIGNATURE & AUTHORITY TO SIGN GUARANTEE” Stamp affixed to the Form of Transfer obtained from an authorized officer of the Royal Bank of Canada, Scotia Bank or TD Canada Trust or a “MEDALLION GUARANTEED” Stamp affixed to the Form of Transfer, with the correct prefix covering the face value of the certificate.

2.    The registered holder of this Debenture is responsible for the payment of any documentary, stamp or other transfer taxes that may be payable in respect of the transfer of this Debenture.

CONVERSION NOTICE – SCHEDULE II

TO:      GOLD ROYALTY CORP.

Note:   All capitalized terms used herein have the meaning ascribed thereto in the Indenture mentioned below, unless otherwise indicated.

The undersigned registered holder of this Debenture bearing Certificate No. _____ irrevocably elects to convert this Debenture (or $_________________ principal amount hereof*) in accordance with the terms of the Indenture and tenders herewith this Debenture, and, if applicable, directs that the Shares of GOLD ROYALTY CORP. issuable upon a conversion be issued and delivered to the person indicated below. (If Shares are to be issued in the name of a person other than the holder of this Debenture, all requisite transfer taxes must be tendered by the undersigned).

Conversion Price: $1.88 per Share.

_______________________________________________

Dated:                                          (Signature of Registered Holder)

*If less than the full principal amount of this Debenture, indicate in the space provided the principal amount (which must be $1,000 or integral multiples thereof).

NOTE: If Shares are to be issued in the name of a Person other than the holder, the Assignment form attached to this Debenture certificate must be completed and executed which signature must be guaranteed on such Assignment form in the manner set out on such form.

(Print name in which Shares are to be issued, delivered and registered)

_______________________________________________

Name:

_______________________________________________

(Address)                                   (City, Province and Postal Code)

Signature of Guarantor

Authorized Officer	Signature of Transferring
Registered Holder
Guarantor’s Name and Stamp